Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Announces the Appointment of
Former Chief Financial Officer David C. Evans to its Board of Directors
MARYSVILLE, Ohio (May 3, 2018) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced that the Company’s former Chief Financial Officer, David C. Evans, has been named to its Board of Directors.
“We are fortunate to have Dave back on our team,” said Jim Hagedorn, chairman and chief executive officer. “Having previously served as CFO at ScottsMiracle-Gro, I have the highest confidence that our shareholders will see benefit from Dave’s strong leadership. On behalf of all the directors, I welcome him to the Board and look forward to working together once again as we continue to position the business for long-term growth."
Since 2013, Evans served as Executive Vice President and Chief Financial Officer of Battelle Memorial Institute leaving the company in January 2018. Battelle is the world's largest, independent, non-profit, research and development organization with revenue of $5 billion. At Battelle, Evans played a leading role in adapting their operating model to succeed in a highly competitive environment which was undergoing significant, disruptive changes.
Evans has more than 12 years of direct experience participating in, presenting at, and interacting with the Board of Directors and Finance and Audit Committees at both Battelle and ScottsMiracle-Gro. Evans was a board member and Finance and Audit Committee chairman for two affiliated LLC's while at Battelle and is currently on the Finance and Audit Committee of Ohio Health.
Evans graduated magna cum laude from The Ohio State University with a BSBA in accounting. He has completed various development programs, including a year-long executive management program at Northwestern University and a leadership development program with The McChrystal Group.
Evans will serve on the Company’s Audit Committee and Compensation and Organization Committee with a term that expires in 2019.
About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels.  The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
937-578-5622